Exhibit 99.1

Provident Community Bancshares Reports Fourth Quarter and Year End Results

ROCK HILL, S.C.--(BUSINESS WIRE)--February 26, 2010--Provident Community Bancshares, Inc. (NASDAQ CM: PCBS) (the “Corporation”) recorded a net loss to common shareholders of $4.6 million for the three months ended December 31, 2009 as compared to a net loss of $1.4 million for the same period in 2008. Operating results for the current period were impacted by a compression of the net interest margin caused by declining market interest rates and a decrease in non-interest income due to an other than temporary impairment charge of $1.9 million related to investment securities. In addition, reported results for the three months ended December 31, 2009 included a non-cash goodwill impairment charge of $1.4 million and an increase in the provision for loan losses of $725,000 to $3.6 million compared to $2.9 million for the three months ended December 31, 2008. The above referenced goodwill impairment charge represented the complete write-off of the Corporation’s goodwill intangibles. Net loss per common share was $2.58 (diluted) for the three months ended December 31, 2009, versus a net loss of $0.81 per common share (diluted) for the same period in 2008. The net loss to common shareholders for the twelve months ended December 31, 2009 was $7.8 million, or $4.34 per share (diluted), compared to a net loss of $397,000 or $0.22 per share (diluted), for the same period in 2008.

On March 13, 2009, the Corporation received $9.3 million in equity capital from the sale of preferred stock to the United States Department of Treasury as part of the federal government’s Capital Purchase Program.

At December 31, 2009, assets totaled $457.0 million, an increase of $22.8 million, or 5.2% from $434.2 million at December 31, 2008. Investments and mortgage-backed securities at December 31, 2009, increased 47.6% to $151.8 million from $102.8 million at December 31, 2008. Net loans receivable decreased 10.1% to $250.4 million at December 31, 2009 as a result of lower demand. Asset growth was funded by an increase in deposits of 8.5%, or $25.9 million, to $332.8 million at December 31, 2009 compared to $306.8 million at December 31, 2008. The growth in deposits was primarily driven by an increase in lower cost transaction accounts as a result of special product promotions. Shareholders’ equity increased $2.2 million, or 9.2%, to $26.1 million at December 31, 2009 from $23.9 million at December 31, 2008 due primarily to the $9.3 million of proceeds from the issuance of preferred stock and a $724,000 decrease in unrealized losses on securities available for sale, offset by a net loss of $7.8 million.

Nonperforming assets were $26.8 million as of December 31, 2009, or 5.9% of total assets, as compared to $16.7 million at December 31, 2008, an increase of $10.1 million. Real estate acquired through foreclosure increased $5.3 million, to $5.9 million at December 31, 2009 from $667,000 at December 31, 2008, as a result of foreclosure on commercial real estate properties. All foreclosed properties are reappraised and recorded at the lower of cost or fair market value. Bad debt charge-offs, net of recoveries, were $9.9 million for 2009 compared to $776,000 for 2008. The downturn in the residential housing market continues to be the primary factor leading to the deterioration in our loan portfolio.

Dwight V. Neese, President and CEO, said “We continue to aggressively attack the issues caused by the current credit cycle. While we remain cautious, we see indications that the current credit crisis may have bottomed and has begun to stabilize in recent months. We also believe that we have aggressively identified and dealt with our problem loans and believe that the steps that we have taken with our loan review and risk management systems and technology improvements will prepare us for any upcoming issues. Our holding company and our bank both exceed the regulatory well capitalized levels and we will continue to focus our attention on core operations with the goal of enhancing long-term value for our shareholders.”

COMPANY INFORMATION

Provident Community Bancshares is the holding company for Provident Community Bank, N.A., which operates nine community oriented banking centers in the upstate of South Carolina that offer a full array of financial services. The Corporation is headquartered in Rock Hill, South Carolina and its common stock is traded on the NASDAQ Capital Market under the symbol PCBS. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com.

FORWARD-LOOKING STATEMENTS

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risk and uncertainties, which may change over time. The Corporation’s performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation’s actual results, see the Corporation’s Annual Report in Form 10-K for the year ended December 31, 2008, including in the Risk Factors section of that report. Forward-looking statements speak only as of the date they are made. The Corporation does not assume any duty and does not undertake to update its forward-looking statements.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three and twelve months ended December 31, 2009, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

Financial Highlights (Unaudited) ($ in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Income Statement Data	2009	2008	2009	2008

Net interest income	$2,400	$2,217	$9,306	$9,579
Provision for loan losses	3,645	2,920	8,695	4,210
Net interest income (loss) after loan loss provision	(1,245)	(703)	611	5,369
Non-interest income	796	887	3,790	3,684
Other-than-temporary-impairment on securities	(1,926)	--	(3,756)	--
Non-interest expense	3,085	2,518	10,698	10,046
Goodwill impairment charge	1,349	--	1,349	--
Benefit for income taxes	(2,316)	(894)	(4,011)	(596)
Net loss	(4,493)	(1,440)	(7,391)	(397)
Accretion of preferred stock to redemption value	2	--	5	--
Preferred dividends accrued	118	--	377	--
Net Loss to common shareholders	($4,613)	($1,440)	($7,773)	($397)
Loss per common share: basic	($2.58)	($0.81)	($4.34)	($0.22)
Loss per common share: diluted	($2.58)	($0.81)	($4.34)	($0.22)
Weighted Average Number of
Common Shares Outstanding
Basic	1,790,599	1,786,203	1,789,743	1,784,412
Diluted	1,790,599	1,786,203	1,789,743	1,784,412
Cash dividends per share	$0.00	$0.115	$0.06	$0.46
Balance Sheet Data	At 12/31/09	At 12/31/08

Total assets	$457,003	$434,218
Cash and due from banks	15,631	21,370
Investment securities	151,750	102,848
Loans	255,999	285,443
Allowance for loan losses	5,579	6,778
Deposits	332,762	306,821
FHLB advances and other borrowings	83,020	88,505
Junior subordinated debentures	12,372	12,372
Shareholders’ equity	26,121	23,924
Preferred shares outstanding	9,266	--
Common shares outstanding	1,790,599	1,787,092
Equity to assets	5.72%	5.51%
Total loans to deposits	76.93%	93.03%

Bank Regulatory Capital ratios:
Leverage ratio	7.17%	8.04%
Tier 1 capital ratio	10.86%	10.80%
Total risk-based capital ratio	12.11%	12.06%
Asset Quality
Nonperforming loans	$20,869	$16,001
Other real estate owned	5,917	667
Total nonperforming assets	26,786	16,668
Net loan charge-offs	$9,894	$776
Percentage of non-performing assets to total assets	5.86%	3.84%
Allowance for loan losses to nonperforming loans	26.73%	42.36%
Allowance for loan losses to total loans	2.18%	2.37%

CONTACT:
Provident Community Bancshares, Inc.
Dwight V. Neese, 803-980-1863